TRAC Financial Group, Inc.

16458 Bolsa Chica Rd.

Suite 419

Huntington Beach, CA 92649

July 27, 2006

Pamela Stewart

c/o Segway Financial, Inc.

5000 Birch Street, #300

Newport Beach, CA 92660

Dear Ms. Stewart:

This letter (the “Letter of Agreement”) will confirm our recent discussions regarding the rescission of the Purchase Agreement dated February 21, 2006 (the “Purchase Agreement”) by and between TRAC Financial Group, Inc. (“TRAC”) and Pamela Stewart (“Stewart”) and the accompanying Security Agreement, Collateral Agreement and Promissory Note, whereby TRAC purchased from Stewart all of the issued and outstanding capital stock of Segway Financial, Inc.

TRAC and Stewart hereby mutually agree to rescind the Purchase Agreement. The Parties agree that rescission of the Purchase Agreement is made with their mutual and express intent to extinguish all obligations imposed upon them by the Purchase Agreement, including cancellation of the Promissory Note of TRAC in favor of Stewart in the principal amount of $1,500,000.00; provided that the 150,000 shares of TRAC common stock issued to Stewart pursuant to the Purchase Agreement shall remain issued and outstanding and shall not be cancelled by the Letter of Agreement.

Each of the parties shall revert to their respective positions that existed prior to the execution and effectiveness of the Purchase Agreement.

Except as to the obligations created by this letter, each Party, on behalf of itself and its subsidiaries, affiliates, officers, directors, current and former shareholders, representatives, agents, employees, consultants, accountants, attorneys, each of their respective successors and assigns, and all others claiming by or through, or associated in any respect with, any of the foregoing, hereby releases, remises and forever discharges the other Parties and their subsidiaries, affiliates, officers, directors, shareholders, representatives, agents, employees, consultants, accountants, attorneys, each of their respective successors and assigns, and all others claiming by or through, or associated in any respect with, any of the foregoing from any and all, and hereby waive any and all, claims, demands, liabilities, damages, costs, expenses, responsibilities, and causes or

Pamela Stewart

July 27, 2006

Page Two

rights of action of any kind, type or nature, past and present, including unknown claims that might presently exist, accrued or yet to accrue, which that Party may possess, acquire, or otherwise have or obtain against the others, arising out of, in connection with or otherwise related to the Purchase Agreement.

The Parties each acknowledge that the release of claims under this Letter of Agreement covers any and all rights and benefits each Party and its affiliated companies, partners, executors, administrators, agents, current and former shareholders, officers, directors, employees, representatives, assigns, successors, and predecessors have now or may have in the future, whether known or unknown, and the Parties express waive any rights they may have under Section 1542 of the California Civil Code, which reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM, MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

In connection with this waiver, the Parties understand and acknowledge that the significance and consequence of this waiver of California Civil Code Section 1542 is that even if they should eventually suffer additional damages arising out of the matters released in this Letter of Agreement, they will not be able to make any claim for those damages. Furthermore, the Parties hereto acknowledge that they consciously intend those consequences even as to such claims for damages that may exist as of the date of this release, but which they do not exist, and which, if known, would materially affect their decision to execute this release, regardless of whether their lack of knowledge is a result of ignorance, oversight, error, negligence, or any other cause.

This Letter of Agreement shall be binding on and inure to the benefit of the Parties hereto and their respective successors and assigns. The validity, construction and enforceability of this Letter of Agreement shall be governed by the laws of the State of California with-

out giving effect to conflict of laws or principles thereof. Each of the Parties irrevocably consents to any suit, action, or proceeding with respect to this Letter of Agreement being bought in any court of competent jurisdiction located in Orange County, California.

This Letter of Agreement incorporated the complete and entire agreement among the Parties with reference to the subject matter thereof, and there are not other oral agreements, understandings, or representations or warranties, express or implied, between

Pamela Stewart

July 27, 2006

Page Three

the Parties. No modification, waiver, or amendment of this Letter of Agreement shall be binding on the Parties unless executed in writing by all Parties.

Each Party agrees to do all acts and things and to make, execute, and deliver such written instruments as shall be reasonably necessary to carry out the terms and provisions of this Letter of Agreement.

This Letter of Agreement may be executed in counterparts, each of which when so executed will be deemed an original and all of which taken together will constitute but one and the same instrument.

Very truly yours,

TRAC Financial Group, Inc.

By: /s/ James E. Shipley

James E. Shipley, President

AGREED TO AND ACCEPTED BY:

/s/ Pamela Stewart	Dated: July 27, 2006

Pamela Stewart